Exhibit 10.1

SCHEDULE OF COMPENSATION FOR NON-EMPLOYEE DIRECTORS
OF ENSCO INTERNATIONAL INCORPORATED
Effective June 1, 2009

I.      ANNUAL RETAINERS

Each non-employee director shall receive an annual retainer of $48,000. Additionally, a supplemental annual retainer of $15,000 per year shall be paid to a non-employee director that serves as chairman of any duly established Board committee. All retainer fees shall be paid quarterly in advance and will be prorated for a partial quarter of service as a director or chairman.

II.    MEETING FEES

Each non-employee director shall receive $2,000 for each Board of Directors and committee meeting attended as a member.

III.  EQUITY

Following the Annual Meeting of Stockholders, each non-employee director shall receive an annual equity award composed of $230,000 worth of restricted stock (rounded to the nearest number of shares divisible by 5). The restricted stock shall vest ratably at the rate of 20% per year over a five year period, and will fully vest upon retirement from the Board.

IV.  MEDICAL/DENTAL COVERAGE

Non-employee directors are eligible to participate in the Company's group medical and dental insurance plan on the same basis as full-time Company employees. A non-employee director's contribution to group medical and dental insurance premium costs is withheld from the quarterly payments of the director's annual retainer or paid in cash.